FOR IMMEDIATE RELEASE

MortgageIT Holdings, Inc. Reports Second Quarter Financial Results

•	Earns adjusted net income of $10.6 million or $0.53 per diluted share

•	Funds Company record $6.4 billion of loans exceeding guidance with $3.6 billion of purchase money mortgages

•	Guides to $7.0 to $7.5 billion in third quarter funding volume

•	Guides to $0.48 third quarter dividend

New York, N.Y., August 10, 2005 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust ("REIT"), today announced financial results for the second quarter ended June 30, 2005.

The Company reported GAAP net income for the second quarter of 2005 of $8.4 million, or $0.42 per diluted share. Adjusted net income for the second quarter of 2005 was $10.6 million, or $0.53 per diluted share. Net income and adjusted net income per diluted share are based upon weighted average outstanding shares of 19.9 million.

Loan fundings were a Company record $6.4 billion for the quarter, up 89% from the year ago period and a 47% increase over the first quarter of 2005. Purchase money fundings were $3.6 billion in the quarter, also a Company record, up 137% from the year ago period.

Doug Naidus, Chairman and Chief Executive Officer, commented, "We recently completed a well received secondary offering that raised approximately $150 million of proceeds for the Company. We intend to use these proceeds to grow our 100% self-originated portfolio through the end of the year. Our mortgage banking business continues to perform extremely well. We exceeded the high end of our second quarter loan production guidance by more than 20%, while also posting record purchase money volume during the quarter. Our loan production, up 89% year over year and 47% sequentially quarter over quarter, outpaced industry growth of (3%) and 30%, respectively. Looking ahead, we are encouraged by the continuation of strong trends in loan originations and we expect total loan fundings for the third quarter to again approximately double when compared to the year ago period."

Financial and Operating Highlights:

Loan Funding Information	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Loan Fundings	$6.4 billion	$3.4 billion	$10.7 billion	$5.6 billion
% Refinance	44%	55%	46%	58%
% Purchase Money	56%	45%	54%	42%
% ARM loans	54%	39%	53%	35%
Loans Sold and Brokered to Third Parties	$4.7 billion	$2.9 billion	$7.9 billion	$4.8 billion

•	Second quarter loan funding volume was $6.4 billion. This represents an increase of approximately 89% from the year ago period. Included in the second quarter volume was $3.6 billion in purchase (non-refinance) mortgage funding volume representing an increase of approximately 137% from the year ago period.

•	Second quarter sub-prime volume was $1.0 billion, at the high end of the Company's prior guidance of $750 million to $1.0 billion. The Company's recently formed wholesale sub-prime division had 438 employees located in seven branches nationwide as of June 30, 2005.

•	During the second quarter of 2005, the Company transferred $899 million of self-originated ARM loans to its investment portfolio. As of June 30, 2005, the Company had an investment portfolio of $3.8 billion, of which $3.6 billion was securitized. The portfolio had an average balance of $3.4 billion in the second quarter.

•	During the second quarter of 2005, the Company sold $4.1 billion of whole loans to third parties and brokered $462 million. The Company's third party gain on sale margin was 114 basis points.

Adjusted Financial Measures

Adjusted net income and adjusted earnings per share (diluted) are non-GAAP financial measures which are reported by the Company in addition to net income and earnings per share (diluted) as prepared in accordance with GAAP. As indicated in its first quarter 2005 release, the Company did not qualify under the Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") with respect to certain hedging activities. The non-GAAP financial measures reported by the Company are presented as if the Company qualified under FAS 133 in all periods. If the Company qualified under FAS 133, gains and losses on derivative hedges would have been deferred and amortized over the hedge period. Since the Company did not qualify under FAS 133, both realized and unrealized gains and losses were recognized in GAAP earnings in prior periods. Management believes that by adjusting net income in this manner, the non-GAAP measures provide a useful gauge of the Company's operating performance because adjusted net income highlights that portion of the Company's reported earnings that is more likely to be ongoing in nature.

Set forth below is information with respect to our financial results for the three- and six-month periods ended June 30, 2005, as well as a reconciliation between the non-GAAP and comparable GAAP financial measures:

Segment Financial Results for the Second Quarter of 2005

($ thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS
After tax GAAP earnings prior to elimination	7,667	0.39	5,113	0.25	12,780	0.64
Elimination (1)	(5,712)	(0.29)	1,352	0.07	(4,360)	(0.22)
After tax GAAP earnings net of elimination	1,955	0.10	6,465	0.32	8,420	0.42
Adjustment for after tax impact relating to FAS133 (2)	733	0.04	1,436	0.07	2,169	0.11
Adjusted Earnings	2,688	0.14	7,901	0.39	10,589	0.53

Segment Financial Results for the Six Months ended June 30th of 2005

($ thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS
After tax GAAP earnings prior to elimination	11,617	0.58	20,841	1.05	32,458	1.63
Elimination (1)	(10,588)	(0.53)	2,278	0.11	(8,310)	(0.42)
After tax GAAP earnings net of elimination	1,029	0.05	23,119	1.16	24,148	1.21
Adjustment for after tax impact relating to FAS133 (2)	(629)	(0.03)	(6,651)	(0.33)	(7,280)	(0.36)
Adjusted Earnings	400	0.02	16,468	0.83	16,868	0.85

(1)	Eliminates the economic impact of inter-company loan sales from the mortgage bank to the portfolio.

(2)	Adjusts previous gains and losses on derivative hedges reported by the Company (as a result of not qualifying under FAS 133) and the corresponding amortization associated with those gains and losses.

Outlook and Guidance

•	The Company expects to increase the size of its investment portfolio to $5.0 billion by the end of the third quarter. The Company intends to grow the portfolio to $6.0 to $6.3 billion by the end of the year, fully utilizing the net proceeds from its recent common stock offering.

•	The Company expects to pay a third quarter dividend of $0.48 per share.

•	The Company expects to report loan funding volume of approximately $7.0 to $7.5 billion in the third quarter of 2005, which would represent an increase of 125% to 141% over the third quarter of 2004.

•	The Company expects to report sub-prime loan funding volume of $1.1 billion to $1.3 billion in the third quarter.

Conference Call Information

MortgageIT Holdings, Inc. will hold an investor conference call to discuss its second quarter financial performance at 10:00 a.m. Eastern Time, Thursday, August 11, 2005. Interested parties may listen to the call by dialing 800-370-0898 (U.S.) or 973-935-2101 (International), or by visiting the MortgageIT Holdings corporate website, http://www.mortgageitholdings.com, to listen to a live conference call webcast. A replay of the conference call will be available through Thursday, August 18, 2005, at midnight ET. The replay can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (International). The pass code for the replay is 6258265. An archived replay of the webcast will also be available on the Company's corporate website.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Annual Report on Form 10-K that was filed with the Securities and Exchange Commission ("SEC") on March 31, 2005 and from time to time in MortgageIT Holdings' other SEC reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
212-651-4637

Media
Ted Stacer
MortgageIT Holdings, Inc.
212-651-7653

Joe LoBello
Brainerd Communicators, Inc.
212-986-6667

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$27,153	$70,224
Restricted cash	2,336	1,679
Marketable securities held to maturity	3,686	7,546
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	3,634,194	1,432,692
ARM loans held for securitization, net	171,409	1,166,961
Total Portfolio ARM Loans	3,805,603	2,599,653
Mortgage loans held for sale	2,385,430	784,592
Hedging instruments	35,186	19,526
Due from underwriters	126,169	—
Accounts receivable, net of allowance	51,322	28,731
Prepaids and other assets	8,765	7,803
Goodwill	11,639	11,639
Property and equipment, net	6,303	5,567
Total assets	$6,463,592	$3,536,960
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Collateralized debt obligations, net	$3,451,002	$1,328,096
Warehouse lines payable	2,428,044	1,869,385
Repurchase agreements	82,149	67,674
Hedging instruments	2,837	1,145
Trust preferred securities, net	77,324	—
Notes payable and other debt	15,000	15,000
Accounts payable, accrued expenses and other liabilities	93,361	63,993
Total liabilities	6,149,717	3,345,293
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value: 125,000,000 shares authorized; 27,300,680 and 19,405,706 issued and outstanding	273	194
Additional paid-in capital	366,406	238,405
Unearned compensation — restricted stock	(7,213)	(6,196)
Accumulated other comprehensive (loss)	(10,760)	(387)
Accumulated deficit	(34,831)	(40,349)
Total stockholders' equity	313,875	191,667
Total liabilities and stockholders' equity	$6,463,592	$3,536,960

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
		(As restated)		(As restated)
Revenues:
Gain on sale of mortgage loans	$46,985	$20,875	$79,092	$35,229
Brokerage revenues	6,275	11,844	12,673	20,589
Interest income	67,900	6,291	121,652	11,608
Interest expense	(49,255)	(2,455)	(80,741)	(5,001)
Net interest income	18,645	3,836	40,911	6,607
Realized and unrealized gain on hedging instruments	820	—	9,742	—
Other	243	17	506	24
Total revenues	72,968	36,572	142,924	62,449
Operating expenses:
Compensation and employee benefits	32,225	19,899	60,014	36,430
Processing expenses	13,687	6,341	24,050	9,787
General and administrative expenses	6,187	2,486	13,005	4,803
Rent	2,282	1,858	4,557	3,672
Marketing, loan acquisition and business development	1,025	1,175	1,920	2,225
Professional fees	2,517	472	4,827	1,059
Depreciation and amortization	841	644	1,637	1,270
Total operating expenses	58,764	32,875	110,010	59,246
Income before income taxes	14,204	3,697	32,914	3,203
Income taxes	5,784	1,669	8,766	1,446
Net income	8,420	2,028	24,148	1,757
Dividends on convertible redeemable preferred stock	—	1,699	—	3,360
Net income (loss) attributable to common stockholders	$8,420	$329	$24,148	$(1,603)
Per share data:
Basic	$0.43	$0.64	$1.24	$(3.09)
Diluted	$0.42	$0.41	$1.21	$(3.09)
Weighted average number of shares — basic (1)	19,486	518	19,446	518
Weighted average number of shares — diluted (1)	19,905	4,917	19,900	518

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT, Inc. common stock for each share of MortgageIT Holdings, Inc. common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT, Inc. on August 4, 2004.